EXHIBIT 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE

Contact:        Jeremiah Z. Smith                                                              April 27, 2023
President & Chief Executive Officer
First Northern Community Bancorp
& First Northern Bank
P.O. Box 547
Dixon, California
(707) 678-3041

First Northern Community Bancorp Reports
First Quarter 2023 Record Net Income of $5.5 Million

Dixon, California— First Northern Community Bancorp (the “Company”, OTCQB: FNRN), holding company for First Northern Bank (“First Northern” or the “Bank”), today reported record net income of $5.5 million, or $0.38 per diluted share, for the three months ended March 31, 2023, up 80.5% compared to net income of $3.0 million, or $0.21 per diluted share, for the three months ended March 31, 2022.

The Company adopted and implemented Accounting Standards Update 2016-13, more commonly referred to as the Current Expected Credit Loss (CECL) standard model, on January 1, 2023. The allowance for credit losses (ACL), formerly known as the allowance for loan losses, and the reserve for unfunded commitments totaled $15,492,000 as of December 31, 2022. Upon adoption of CECL on January 1, 2023, the Company recognized an increase in the ACL for loans and reserve for unfunded commitments totaling $1,300,000 as a cumulative effect adjustment from change in accounting policies, with a corresponding decrease in opening retained earnings of $916,000, net of deferred taxes of $384,000.

On January 20, 2023, the Company completed the acquisition of three branches from Columbia State Bank in Colusa, Willows, and Orland, CA. The acquisition resulted in the assumption of $115.9 million of deposits and the acquisition of loans totaling $4.0 million, fixed assets totaling $3.6 million and cash on hand of $1.3 million.  The Company also recognized a core deposit intangible of $5.0 million. The Company received cash consideration totaling approximately $103.4 million, resulting in a bargain purchase gain totaling approximately $1.4 million recognized during the three months ended March 31, 2023. On an after-tax basis, the bargain purchase gain contributed $1.0 million to net income for the three months ended March 31, 2023, or $0.07 per diluted share.

Total assets as of March 31, 2023 were $1.90 billion, an increase of $35.6 million, or 1.9%, compared to March 31, 2022. Total deposits as of March 31, 2023 were $1.75 billion, an increase of $35.1 million, or 2.1%, compared to March 31, 2022. Total net loans as of March 31, 2023 were $974.6 million, an increase of $100.2 million, or 11.5%, compared to total net loans of $874.4 million as of March 31, 2022. The increase in net loans was primarily driven by originations of commercial real estate and residential mortgage loans, which was partially offset by payoffs, and the forgiveness and SBA reimbursement on loans made under the SBA’s Paycheck Protection Program.

The Company continued to be “well capitalized” under regulatory definitions, exceeding the 10% total risk-based capital ratio threshold as of March 31, 2023.

Commenting on the Company’s financial results, First Northern’s President & Chief Executive Officer Jeremiah Smith stated, “We are very pleased to begin 2023 with such strong results. Key contributors to our performance stem from balance sheet management, our mix of earning assets, and a low-cost core deposit funding base, which led to a $4.3 million, or 37.3%, increase in net interest income of $16.0 million at March 31, 2023, up from the $11.6 million posted for the same period in 2022.  We also performed well on a linked-quarter basis when compared to the fourth quarter of last year with net interest income improving by $144 thousand or 0.9%. The Company’s average yield on interest-earning assets increased to 3.76% for the quarter, while cost of funds remained well managed at only 0.38%. The increase in our yield on earning assets when compared to the increase in cost of funds drove an increase in net interest margin of 7 basis points, or 2%, from 3.48% for the quarter ending December 31, 2022 to 3.55% for the quarter ending March 31, 2023. And, we are happy to announce that our first-ever branch acquisition went very smoothly.  Our team gained a great deal of experience from the almost year-long project.”

On March 24, 2023, the Company paid a 5% stock dividend to all shareholders of record as of February 28, 2023.

About First Northern Bank
First Northern Bank is an independent community bank that specializes in relationship banking. The Bank, headquartered in Solano County since 1910, serves Solano, Yolo, Sacramento, Placer, and Contra Costa Counties, as well as the west slope of El Dorado County. Experts are available in small-business, commercial, real estate and agribusiness lending, as well as mortgage loans. The Bank is an SBA Preferred Lender. Non-FDIC insured Investment and Brokerage Services are available at every branch location, including Dixon, Davis, West Sacramento, Fairfield, Vacaville, Winters, Woodland, Sacramento, Roseville, Auburn, Rancho Cordova, Colusa, Willows, and Orland. The Bank also has a commercial lending office in Walnut Creek. Real estate mortgage and small-business loan officers are available by appointment in any of the Bank’s 14 branches. First Northern is rated as a Veribanc “Green-3 Star” Bank and a “5-Star Superior” Bank by Bauer Financial for the earnings period ended December 31, 2022 (www.veribanc.com) and (www.bauerfinancial.com). The Bank can be found on the Web at thatsmybank.com, on Facebook and on LinkedIn.

Forward-Looking Statements
This press release and other public statements may include certain “forward-looking statements” about First Northern Community Bancorp and its subsidiaries (the “Company”). These forward-looking statements are based on management’s current expectations, including but not limited to statements about balance sheet management, the Company’s earning assets mix and low-cost core deposit funding base, and the results of the branch acquisitions, and are subject to certain risks, uncertainties and changes in circumstances.  Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors. Given the many challenges and uncertainties resulting from the coronavirus pandemic, such as the extent and duration of the impact on public health, the U.S. and California economies, financial markets and consumer and corporate customers and clients, including economic activity, employment levels and market liquidity, and on our business, results of operation and financial condition, as well as the various actions taken in response to the challenges and uncertainties by governments, regulatory agencies and others, our forward-looking statements are subject to the risk that conditions will be substantially different than we are currently expecting. More detailed information about these risk factors is contained in the Company’s most recent reports filed with the Securities and Exchange Commission on Forms 10-K and 10-Q, each as it may be amended from time to time, which identify important risk factors that could cause actual results to differ materially from those contained in the forward-looking statements. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s most recent reports on Form 10-K and Form 10-Q, and any reports on Form 8-K. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances arising after the date on which they are made. For further information regarding the Company, please read the Company’s reports filed with the SEC and available at www.sec.gov.